SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Filed by a Party other than the Registrant [X]

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[ ]    Preliminary Proxy Statement      [ ]    Confidential, for Use of the
                                               Commission Only (as
[ ]    Definitive Proxy Statement              permitted by Rule 14a-6(e)(2))
[x]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         UNIQUE CASUAL RESTAURANTS, INC.
================================================================================
                (Name of Registrant as Specified In Its Charter)

                             ATTICUS PARTNERS, L.P.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                     [Letterhead of Atticus Partners, L.P.]
                               590 Madison Avenue
                               New York, NY 10022
                   Tel: (212) 829-8100 - Fax: (212) 829-8111



                                                               February 23, 1999


A MESSAGE TO STOCKHOLDERS OF
UNIQUE CASUAL RESTAURANTS, INC.:

         You should have received by now our proxy statement relating to the upcoming annual meeting of stockholders of Unique Casual Restaurants, Inc. scheduled for March 17, 1999. We are asking that you support the election of our two nominees to the Company's board of directors. Please show your support by signing and returning the enclosed BLUE proxy card promptly.

                      WE ARE UNIQUE'S LARGEST STOCKHOLDER.

         Together with our affiliates, we are currently the largest stockholder of Unique, owning approximately 16.44% of the Company's common stock. We have been the largest stockholder of Unique from its very first day as a public company.

             DIRECTORS AND MANAGEMENT OWN ONLY 0.09% OF THE COMPANY.

         The seven people that comprise the directors and management of the Company, in the aggregate, currently own only 10,884 shares of the Company's common stock (not including options). That represents less than one-tenth of one percent of the Company. It is time to elect directors to the board whose interests are aligned with yours.

                         WILL WE DISRUPT THE "PROCESS"?

         Management takes credit for the actions taken by the Company to date. We believe that we have been instrumental in bringing about the positive steps management has taken. We wrote a letter to the board of directors of the Company on November 7, 1997 (which is publicly filed in Amendment 1 to our Schedule 13D) recommending that, to maximize stockholder value, the Company "should explore strategic alternatives including: a) a sale of the entire Company, or b) a sale of Champps in a tax-efficient transaction similar to the [sale of the Daka foodservice business], followed by a sale of Fuddruckers in due course."

         In a subsequent letter, dated December 5, 1997, to the Company's board of directors (filed as an exhibit to Amendment 2 to our Schedule 13D), we further pressed our case for a sale of the Company as a whole or a sale of the Champps and Fuddruckers subsidiaries separately. We stated that we had initiated discussions with other stockholders representing approximately 35% of the Company's common stock and that these discussions led to a consensus that the Company should retain an investment bank to study strategic alternatives, including a sale of the Company.

         The facts speak for themselves. We believe that without our pressure, the Company would not have sold Fuddruckers or hired Bear Stearns to explore strategic alternatives.

                        WILL MR. MOORE SELL THE COMPANY?

         We now believe that, without our presence on the board, the Company will not consummate a sale of the Company. Specifically, we believe that so long as Donald C. Moore, the Chief Executive Officer of the Company, is in charge of the process, the Company will waste the proceeds of the Fuddruckers sale on what management calls the "expansion phase" of Champps and will not actively pursue a sale of the Company.

         We believe that a sale of the Company is not the option preferred by Mr. Moore. Instead, he appears to believe that he can expand the business by implementing a "3-Year Plan", using the proceeds of the Fuddruckers sale to build a number of new Champps restaurants. Mr. Moore stated to us that he believes he can create greater stockholder value through expansion of Champps than stockholders could realize at the prices at which third parties have indicated interest in acquiring the Company.

                 WHY DOESN'T MR. MOORE WANT TO SELL THE COMPANY?

         Mr. Moore currently owns only 617 shares of the Company's common stock (not including options). He simply does not have the same interest that you have in seeing the Company sold. Furthermore, as a result of his recent promotion from Chief Financial Officer to Chief Executive Officer, Mr. Moore received a significant increase in his compensation, with just his base salary now nearing the total amount of his compensation last year. He now earns $250,000 per year plus a bonus. With so little invested in the Company's stock and with a CEO title and large salary on the line, Mr. Moore's interests are clearly not the same as yours.

               WHAT HAPPENS IF MR. MOORE DOESN'T SELL THE COMPANY?

         It is our opinion that Mr. Moore, with a background as a financial officer, does not have the operational expertise necessary to effectively implement an ambitious expansion plan and create stockholder value. During his five years of executive experience at Rally's Hamburgers, Inc., from August 1990 through August 1995, Rally's stock price went from $10.75 to $2.50, a decline of nearly 77%. During the same period, the Russell 2000 Index showed an increase of approximately 89%. We are concerned that Unique's stock will suffer a similar fate if Mr. Moore attempts to execute his "3-Year Plan."

         We do not want to see the Company's coffers - full of the stockholders' money - depleted in an ill-conceived plan proposed by a manager with little experience running, much less quickly growing, this type of business. The damage has already begun. As stated in the Company's proxy statement relating to the Fuddruckers transaction, the Company's pro forma balance sheet at June 28, 1998 showed $27.3 million in unrestricted cash. According to its balance sheet at December 31, 1998, the Company's unrestricted cash balance had dwindled to $21.2 million. Imagine what Mr. Moore's "3-Year Plan" can do for the Company and its stockholders.

                            WHAT CAN WE DO ABOUT IT?

         We strongly believe that a sale of the Company is the best alternative for maximizing stockholder value. We will press the board to accept an offer that places a realistic valuation on the Company. If there is no buyer willing to pay a fair price for the Company, we feel that the next step should be a replacement of the management team led by Mr. Moore with a team that is experienced in preparing companies to be sold. In the meantime, we can attempt to stop the waste of corporate assets and preserve the value of the Company for its eventual sale. If elected, our nominees will diligently pursue these goals.

         Your support is critical, no matter how many shares you own. We urge you to sign, date and return the enclosed BLUE proxy card to vote FOR our nominees. The only way to vote FOR our nominees is to return a signed and dated BLUE proxy card with the FOR box checked. Withholding authority to vote for management's nominees on management's white proxy card will not count as a vote for Atticus. If you have already signed management's white proxy card (even to withhold authority to vote for management's nominees), you must revoke that proxy card by completing, signing, dating and returning our BLUE proxy card in order to vote for our nominees. This will cancel your earlier proxy card because only your latest dated signed proxy card will be valid at the annual meeting.

         If you need assistance in voting your shares for our nominees, please feel free to contact Georgeson & Company, Inc. toll-free at (800) 223-2064.



                                            Sincerely,

                                            /s/ Timothy R. Barakett

                                            Timothy R. Barakett
                                            Managing Member of
                                            Atticus Holdings, L.L.C.,
                                            the general partner